Exhibit 3.3

FS CREDIT REAL ESTATE INCOME TRUST, INC.

SECOND ARTICLES OF AMENDMENT

FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 5.2.3 in its entirety and substituting in lieu thereof a new Section 5.2.3 as follows:

Section 5.2.3 Voting Rights. Except as may be provided otherwise in the Charter, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The holders of Common Shares shall vote together as a single class on all actions to be taken by the holders of Common Shares; provided, however, that the affirmative vote of the holders of a majority of the then outstanding Class D Common Shares, Class I Common Shares, Class M Common Shares, Class S Common Shares, Class T Common Shares, Class T-C Common Shares or Class Y Common Shares, as the case may be, with no other class of Common Shares voting except the applicable class of Common Shares voting as a separate class, shall be required (a) to amend the Charter if such amendment would materially and adversely affect the rights, preferences and privileges of only such class of Common Shares, (b) on any matter submitted to Stockholders that relates solely to such class of Common Shares or (c) on any matter submitted to Stockholders in which the interests of such class of Common Shares differ from the interests of any other class of Common Shares.

SECOND: The Charter is hereby further amended by deleting Section 11.2 in its entirety and substituting in lieu thereof a new Section 11.2 as follows:

Section 11.2 Voting Rights of Stockholders. Subject to the mandatory provisions of any applicable laws or regulations, the holders of Common Shares shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1, 7.4 and 7.11 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation; (d) merger, consolidation or conversion of the Corporation, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or similar reorganization of the Corporation except as permitted by law.

THIRD: The amendments to the Charter as set forth in Articles FIRST and SECOND above have been duly advised by at least a majority of the entire board of directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FIFTH: The undersigned acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Vice President, Treasurer and Secretary on this 8th day of July, 2019.

ATTEST:	FS CREDIT REAL ESTATE INCOME TRUST, INC.

/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman	(SEAL)
Name: Stephen S. Sypherd		Name: Michael C. Forman
Title: Vice President, Secretary and Treasurer		Title: Chairman, President and Chief Executive Officer